CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in the registration statement on Form S-1 (File No. 333-12751) as amended on November 21, 1996 of our report dated March 10, 1995, on our audit of the financial statements of Roadhouse Grill, Inc. We also consent to the reference to our firm under the caption "Selected Financial Data" and "Experts."

Coopers & Lybrand L.L.P.

Miami, Florida
November 21, 1996